MEDCATH CONTACTS:
John T. Casey	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600

MEDCATH CORPORATION REPORTS FIRST QUARTER EARNINGS

CHARLOTTE, N.C., Feb. 5, 2004 – MedCath Corporation (Nasdaq: MDTH):

      First quarter highlights:

•	Revenue increased 29.3%; same facility hospital revenue increased 25.5%

•	Same facility adjusted admissions increased 37.9%

•	The Heart Hospital of Milwaukee opened during the quarter; Texsan Heart Hospital (San Antonio) opened in January

      MedCath Corporation, a national provider of cardiovascular services, today announced its operating results for its first quarter ended December 31, 2003.

First Quarter 2004 Results

      MedCath’s net revenue increased 29.3% to $156.6 million in the first quarter of fiscal 2004 from $121.1 million in the first quarter of fiscal 2003. Income from operations was $4.2 million in the first quarter of fiscal 2004, compared to income from operations of $6.5 million in the first quarter of fiscal 2003. Adjusted EBITDA decreased 9.9% to $14.9 million from $16.5 million and net loss was $933,000, or $0.05 per diluted share in the first quarter of fiscal 2004, compared to net income of $390,000, or $0.02 per diluted share in the first quarter of fiscal 2003.

      Expenses related to projects under development – pre-opening expenses - totaled $3.4 million, compared to $2.4 million in the first quarter of fiscal 2003. Adjusted EBITDA before pre-opening expenses decreased 3.2% to $18.3 million from $18.9 million.

      “We opened The Heart Hospital of Milwaukee during the quarter, the Texsan Heart Hospital in January, and made substantial progress toward the completion of our Heart Hospital of Lafayette,” said John T. Casey, MedCath’s president and chief executive officer. “As we anticipated, these development activities contributed to a decline in our financial performance versus the prior year. Also during the quarter, we experienced higher supply cost and bad debt expense as a percentage of net revenue that negatively impacted our results in comparison to the first quarter of last year.”

      During the quarter, medical supplies expense equaled 27.2% of net revenue in the first quarter of fiscal 2004 compared to 23.1% in the first quarter of fiscal 2003, primarily due to increased utilization of cardiac defibrillators and the use of drug eluting stents, which were introduced in April 2003. Bad debt expense equaled 8.8% of net revenue in the first quarter of fiscal 2004 compared to 4.3% in the first quarter of fiscal 2003, primarily due to a growth in self-pay and uninsured accounts and growth in admissions at one hospital that typically has a higher percentage of self-pay revenue than MedCath’s other hospitals.

Operating Statistics

      Hospital admissions for the first quarter of fiscal 2004 increased 42.5% and adjusted admissions rose 45.3% from the first quarter of the previous fiscal year. Hospital division net revenue increased 36.1%. Same facility admissions increased 35.8%, adjusted admissions increased 37.9%, inpatient catheterization procedures increased 15.1% and inpatient surgical procedures increased 15.7%, which contributed to the increase in same facility hospital division net revenue of 25.5% during the quarter versus the prior year.

      “We experienced exceptional volume growth at our same facility hospitals during the quarter,” Casey said. “A large portion of this growth was derived from our Harlingen Medical Center that opened in October 2002 and therefore had limited admissions during the comparative period. In addition, our same facility volumes benefited from the reopening of our Bakersfield Heart Hospital’s emergency department in February 2003 and the return of beds that were out of service at another hospital during the first quarter of fiscal 2003. Despite these occurrences, our same facility adjusted admissions grew an impressive 11.5% even when these three hospitals are excluded from our same facility comparison.”

Capital Expenditures and Cash Flow

      Capital expenditures for the first quarter of fiscal 2004 were $21.1 million compared to $24.9 million for the first quarter of fiscal 2003. Of the $21.1 million in capital expenditures this quarter, $14.4 million related specifically to MedCath’s development activities, compared to $19.7 million for the first quarter of fiscal 2003. Cash flow from operations for the first quarter of fiscal 2004 was $6.0 million, up from $1.1 million for the first quarter of fiscal 2003.

2004 Outlook

      For its fiscal year 2004, which ends September 30, 2004, MedCath estimates its primary financial measures to be in the following range:

Revenue	$655.0 million to $665.0 million
Adjusted EBITDA, before pre-opening expense	$85.0 million to $88.5 million
Pre-opening expense	$5.0 million
Adjusted EBITDA	$80.0 million to $83.5 million
Net income / (loss)	($2.2) million to $0.0 million
Diluted EPS	($.12) to $.00

      As management has discussed previously, the Company is undergoing a strategic review of each of its hospitals. Upon conclusion of this review, MedCath may elect to divest hospitals that do not meet the Company’s overall growth or financial return objectives. The above financial performance estimates are based on MedCath’s continued ownership of its current hospitals throughout fiscal 2004.

Use of Non-GAAP Financial Measures

      This release contains measures of MedCath’s historical and expected financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses. Adjusted EBITDA represents MedCath’s net income or loss before interest expense; interest income; taxes; depreciation; amortization; gain or loss on disposal of property, equipment and other assets; impairment of goodwill; other income, net; equity in net earnings of unconsolidated affiliates; and minority interest. Adjusted EBITDA before pre-opening expenses represents Adjusted EBITDA, as defined above, adjusted to exclude costs incurred during development and prior to the opening of a facility (pre-opening expenses). MedCath’s management uses Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, and Adjusted EBITDA before pre-opening expenses, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath’s management provides Adjusted EBITDA before pre-opening expenses to investors to provide a financial measure of MedCath’s operations that excludes the effect of hospitals under development during the reporting period. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical and expected Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses to MedCath’s net income or loss.

      Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. EST conference call. In the United States, you may participate by dialing (800) 540-0559. International callers should dial (785) 832-0326. The conference ID for both domestic and international callers is “MedCath”. A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. EST, Feb. 12, 2004. To access the replay, domestic callers should dial (888) 566-0826 and international callers should dial (402) 220-0118. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations”, then clicking on “News”.

      MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates twelve heart hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, Texas and Wisconsin. MedCath has begun developing its thirteenth hospital, which will be located in Lafayette, Louisiana. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.

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      Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

      These various risks and uncertainties are described in detail in Exhibit 99.1 — Risk Factors — to our most recent Annual Report to the Securities and Exchange Commission on Form 10-K. A copy of this annual report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payers that would decrease our revenue, delays in completing construction or delays in or failure to receive required regulatory approval for new hospitals, greater than anticipated losses at new hospitals during the ramp up period, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.